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                                                                    EXHIBIT 12.1


                             HAMILTON BANCORP INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

                                             For the Nine Months Ended
                                                   September 30,                       For the Years Ended December 31,
                                             ---------------------------     --------------------------------------------------
                                                   1998       1997            1997       1996       1995       1994       1993
                                             -----------  --------------    -------    -------    -------    -------    -------

Income before provision for income taxes...      $25,612    $17,412         $25,001    $15,564    $13,175    $ 9,540    $ 7,264

Fixed charges:
Interest expense on deposits...............       50,161     30,160          43,913     29,392     23,545     12,018      6,880
Interest expense on federal funds
  purchased and other borrowings...........          431        173             284         24         --         --         --
One-third of rents, net of sub-leases......          427        334             460        335        332        279        268
                                             ---------------------------    ---------------------------------------------------
Total fixed charges........................      $51,019    $30,667         $44,657    $29,752    $23,877    $12,297    $ 7,148

Ratio including interest on deposits.......         1.50x      1.57x           1.56x      1.52x      1.55x      1.78x      2.02x
Ratio excluding interest on deposits.......        30.84x     35.34x          34.61x     44.32x     40.64x     35.19x     28.07x
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